UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: December 31, 2004

MID-AM SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50001	52-2175894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 3505-06, 35/F Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2736-2111

Room 2101, Hong Kong Trade Center

161 Des Voeux Road Central

Hong Kong

(Former Name or Former Address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

 The Agreement for Share Exchange dated December 31, 2004, between Mid-Am Systems, Inc. (the “Company”), Connelly Investments Limited, a British Virgin Islands corporation (“Connelly”), and Song Bohai, Hu Weiming, Wang Jingsong and Fairwood Capital, Inc. (the “Shareholders”) was terminated on August 30, 2005.  The termination was completed pursuant to the terms of a Cancellation Agreement entered into by the parties as of August 30, 2005 after the parties determined that cancellation of the share exchange was in their mutual best interest.  As a result of termination of the Agreement for Share Exchange, the share exchange transaction between the parties, which was originally completed as of December 31, 2004, was rescinded and cancelled retroactively to its effective date.

Under the terms of the Cancellation Agreement, the Company conveyed and transferred to the Shareholders a total of 1,000 shares of stock of Connelly then held by the Company in exchange for the transfer and conveyance to the Company of a total of 8,870,040 of its shares then held by the Shareholders.   The 8,870,040 shares returned to the Company were immediately cancelled and returned to the status of authorized but unissued shares.

In addition, under the terms of the Cancellation Agreement, the persons who had been appointed as officers and directors of the Company in conjunction with the closing under the Agreement for Share Exchange, resigned effective as of December 31, 2004, and appointed new officers and directors for the Company.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Termination of the Agreement for Share Exchange, as reported in Item 1.02, resulted in a change in control of the Company.   Topworth Assets Limited, which is the owner of 1,897,500 shares of the Company’s issued and outstanding common stock, is now the controlling shareholder of the Company.  Topworth Assets Limited assumed control from Song Bohai, Hu Weiming, Wang Jingsong and Fairwood Capital, Inc., all of whom surrendered their shares for cancellation.

Prior to termination of the Agreement for Share Exchange the 1,897,500 shares owned by Topworth Assets Limited represented approximately 17.11% of the Company’s issued and outstanding common stock.   The termination of the Agreement for Share Exchange resulted in the cancellation of a total of 8,870,040 previously issued and outstanding shares.   As a result, the 1,897,500 shares owned by Topworth Assets Limited now represent approximately 85.57% of the Company’s issued and outstanding common stock.

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

All of the Company’s current officers and directors resigned on August 30, 2005, in conjunction with termination of the Agreement for Share Exchange as reported in Item 1.02.  The resignations were effective retroactively to December 31, 2004.  The resigning officers and directors included the following persons:

Name	Position

Song Bohai	CEO, President and director

Zhou Ziaoling	CFO and Secretary

Wang Jingsong	Director

Simultaneously with the termination of the Agreement for Share Exchange and the resignation of the previous officers and directors, Li Sze Tang was appointed as a director and as CEO of the Company, retroactive of December 31, 2004.

Biographical Information

Mr. Li Sze Tang, age 47, is the CEO and Director of the Company.  He is the founder of, and is currently an executive director of, Finance Asia Finance Group Limited, and of which he has been a director since April, 1994.  From 1999 to 2002, he was an executive officer and a director of Thiz Technology Group Limited (“Thiz”), an IT company specializing in developing and providing Linux solutions.  Mr Li is a founder of Thiz, which is listed on the Growth Enterprises Market of the Stock Exchange of Hong Kong Limited.  He has worked in the banking and finance field and computer industries for more than twenty years, and has extensive experience in investment banking, fund management, venture capital financing and risk management. Mr. Li was the Finance Director of Carlingford Swire Assurance Group, a pension fund and insurance provider, and was an associate director of HSBC Asset Management (Asia Pacific) Limited, a manager of unit trusts, pension funds and private assets, overseeing the management of eight principal departments. Mr. Li holds a Master’s Degree in Science specializing in the management of New Ventures from the Imperial College of Science, Technology and Medicine, University of London, a Master’s Degree in Economic Law from Zhongshan University and a PhD Degree in International Finance Law from Peking University of the PRC.  He is also a Fellow Member of Chartered Institute of Management Accountants (FCMA), the United Kingdom and the Hong Kong Society of Accountants (FHKSA) and an associate member of the Institute of Chartered Accountants of England and Wales (ACA), the United Kingdom.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed as part of this Current Report on Form 8-K:

2.2  Cancellation Agreement dated August 30, 2005, by and among Mid-Am Systems, Inc., a Delaware corporation, Connelly Investments Limited, a BVI corporation, Song Bohai, Hu Weiming, Wang Jingsong and Fairwood Capital, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-AM SYSTEMS, INC.

By: /S/

 LI SZE TANG

Li Sze Tang, CEO

Date: November 2, 2005

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